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                              ACQUISITION AGREEMENT

This Acquisition Agreement ("Acquisition Agreement") is entered into effective as of March 4, 1996 (the "Effective Date") by and between SGI International ("SGI" or "Seller") and the A. H. Kerr Foundation ("Foundation" or "Buyer").

                                    RECITALS

A. Foundation loaned SGI at various times during 1995 and early 1996 an amount of money, which as of March 1996, including principal and interest, approximates three hundred and fifty four thousand dollars ($354,000) (the "Loan"). Each of the loans was memorialized by the issuance by SGI of Promissory Notes (the "Notes"), with an interest rate of ten percent (10%) , payable on December 31, 1996.

B. The Foundation is interested in converting the Loan into the common stock of SGI International by using the Loan to purchase common stock.

C. SGI is interesting in selling common stock in the amount of 283,200 shares valued as of March 4, 1996. The closing bid price for SGI common stock on the Effective Date was $1.71875.

                                    AGREEMENT

1. ACQUISITION. In return for the cancellation and delivery of the Notes, which constitute good and valuable consideration, receipt of which is hereby acknowledged, SGI International, an Utah corporation ("COMPANY") whose address is 1200 Prospect, Suite 325, La Jolla, Ca., 92037, hereby agrees to and does sell and tender to the Foundation, two hundred eighty three thousand and two hundred (283,200) shares of its common stock.

2. PURCHASE PRICE. The purchase price for the two hundred eighty three thousand and two hundred (283,200) shares shall be the sum of three hundred and fifty four thousand dollars ($354,000), which amount is evidenced by the Notes. Copies of the Notes, which shall be tendered to SGI by the Foundation and canceled upon issuance of the Shares are attached hereto as Exhibits A.

3. DELIVERY. SGI agrees that upon receipt of the Notes it shall immediately issue in the name of the Foundation a certificate for 283,200 shares of 144 stock, which shall immediately be transmitted to Foundation by registered U. S. mail. A copy of the form of that certificate is attached as Exhibit B.

                                  EXHIBIT 28.9
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4.       TIME AND PLACE OF SALE. For the purposes of this Agreement the parties agree that the date of the transfer and sale shall be as of March 4, 1996.

5. APPLICABLE LAW. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California.

6. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement constitutes the entire understanding and agreement between the parties relating to the subject matter hereof and supersedes any prior written or oral understanding or agreement between the parties relating to the subject matter hereof. This Agreement shall not be amended, altered, or supplemented in any way except by an instrument in writing, signed by the duly authorized representative of the parties, that expressly references this Agreement.

7. WAIVERS. The failure or delay of either party to exercise or enforce at any time any of the provisions of this Agreement shall not constitute or be deemed a waiver of that party's right thereafter to enforce each and every provision of the Agreement and shall not otherwise affect the validity of this Agreement.

8. SEVERABILITY. If any provision of this Agreement is finally determined to be contrary to, prohibited by, or invalid under applicable laws or regulations, such provision shall become inapplicable and shall be deemed omitted from this Agreement. Such determination shall not, however, in any way invalidate the remaining provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and in the year first above written.

A. H. Kerr Foundation                               SGI International , a Utah
                                                    corporation

/s/William Kerr                                     /s/Joseph A. Savoca
- - -------------------                                 -----------------------
By:  William Kerr                                   By:  Joseph A. Savoca
                                                         President
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